Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com
News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS THIRD-QUARTER 2008 NET INCOME OF
$527 MILLION, OR $0.11 PER SHARE, INCLUDING ESTIMATED1 LOSSES OF
$640 MILLION (AFTER-TAX) OR $0.18 PER SHARE FOR
WASHINGTON MUTUAL MERGER-RELATED ITEMS
•	Acquired Washington Mutual’s banking operations on September 25:
-	Significantly strengthened consumer franchise, with more than 5,400 branches

-	Results included estimated[1] losses of $640 million (after-tax) for Washington Mutual merger-related items: $1.2 billion charge to conform loan loss reserves and a $581 million extraordinary gain
•	Reported net markdowns of $3.6 billion due to mortgage-related positions and leveraged lending exposures in the Investment Bank

•	Maintained #1 rankings for Global Investment Banking Fees and Global Debt, Equity & Equity-related volumes for the quarter and year to date[2]

•	Grew revenue by 16% and increased branch production at Retail Financial Services

•	Achieved double-digit net income growth at both Commercial Banking and Treasury & Securities Services

•	Reported the following significant after-tax items:
-	$927 million benefit from reduced deferred tax liabilities

-	$642 million loss on Fannie Mae and Freddie Mac preferred securities

-	$248 million charge related to offer to repurchase auction-rate securities
•	Increased credit reserves by $1.3 billion firmwide to $15.3 billion, resulting in loan loss allowance coverage of 3.18% for consumer businesses and 2.11% for wholesale businesses, before Washington Mutual

•	Maintained strong Tier 1 Capital of $112 billion, or 8.9% (estimated); raised $11.5 billion of common equity during the quarter
New York, October 15, 2008 – JPMorgan Chase & Co. (NYSE: JPM) today reported third-quarter 2008 net income of $527 million, compared with net income of $3.4 billion in the third quarter of 2007. Earnings per share were $0.11, compared with $0.97 in the third quarter of 2007. Current-quarter results include a charge of $1.2 billion (after-tax) to conform loan loss reserves and an extraordinary gain of $581 million (after-tax), related to the acquisition of Washington Mutual’s banking operations, which closed on September 25, 2008.
Jamie Dimon, Chairman and Chief Executive Officer, commented on the quarter: “Our third quarter financial results declined sharply, driven by markdowns on mortgage trading positions and leveraged loans, and higher credit costs due to continued deterioration in our home-lending

[1]	Washington Mutual merger-related results subject to future refinements
[2]	Source: Dealogic for fees and Thomson Reuters for volumes

Investor Contact: Julia Bates (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

J.P. Morgan Chase & Co.
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portfolio. In this environment, we have kept our focus on meeting our clients’ needs and deploying capital wisely. We continue to see numerous examples of organic growth, including in Investment Banking market share, new checking accounts, net flows in Asset Management and increased loan and liability balances in Commercial Banking and Treasury & Securities Services.”
Mr. Dimon further remarked: “I am pleased that we were in a position during the quarter to purchase Washington Mutual’s banking operations, becoming the largest U.S. depository institution, with more than $900 billion in deposits. We welcome Washington Mutual employees to JPMorgan Chase and look forward to bringing together the best of both firms. This acquisition adds more than 2,200 branches, allowing us to expand nationwide — both in our existing markets and into attractive new ones, in states like California, Florida and Washington — and to further grow our other business lines through our enhanced branch network.”
“We expect the Washington Mutual transaction to create long-term value for shareholders while also being immediately accretive, adding 50 cents per share to earnings in 2009. In light of the unprecedented challenges and risks facing the housing market, we have incorporated expectations of significant credit losses from Washington Mutual’s home-lending portfolio into the structure of the transaction. We also raised $11.5 billion of common equity to support the transaction and add to our already substantial capital base.”
Dimon added: “Given the uncertainty in the capital markets, housing sector and economy overall, it is reasonable to expect reduced earnings for our firm over the next few quarters. However, with a total loan loss allowance of $19 billion (including Washington Mutual) and an 8.9% Tier 1 capital ratio, we feel well-positioned to handle the turbulent environment and, most importantly, to continue to invest in our businesses and serve our clients well.”
“Finally, I want to express how proud I am of our employees — their outstanding efforts and commitment to building a great company under extremely stressful circumstances has made a tremendous difference in our ability to manage risk and execute complex transactions. Together, we will continue to focus on creating a stronger and more profitable franchise in the years to come.”
In the discussion below of the business segments and of JPMorgan Chase as a firm, information is presented on a managed basis. Managed basis starts with GAAP results and includes the following adjustments: for Card Services and the firm as a whole, the impact of credit card securitizations is excluded, and for each line of business and the firm as a whole, net revenue is shown on a tax-equivalent basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see Notes 1 and 2 (page 13).
The effects of Washington Mutual’s banking operations are not included in the discussion of the results of the business segments below, as such operations did not have a material effect on the results of the quarter ended September 30, 2008, except as follows: (1) for JPMorgan Chase as a firm and for the Corporate/Private Equity segment, the charge to conform Washington Mutual’s loan loss reserves and the extraordinary gain related to the transaction are reflected, and (2) for consolidated information as of September 30, 2008, such as the period end balance sheet, credit related statistics, capital ratios and headcount, the amounts presented reflect the acquisition of these banking operations.
The following discussion compares the third quarter of 2008 with the third quarter of 2007 unless otherwise noted.

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INVESTMENT BANK (IB)

Results for IB				2Q08		3Q07
($ millions)	3Q08	2Q08	3Q07	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$4,035	$5,470	$2,946	$(1,435)	(26)%	$1,089	37%
Provision for Credit Losses	234	398	227	(164)	(41)	7	3
Noninterest Expense	3,816	4,734	2,378	(918)	(19)	1,438	60

Net Income	$882	$394	$296	$488	124%	$586	198%

Discussion of Results:
Net income was $882 million, an increase of $586 million from the prior year. The improved results reflected an increase in net revenue and the benefit of reduced deferred tax liabilities offset largely by increased noninterest expense.
Net revenue was $4.0 billion, an increase of $1.1 billion, or 37%, from the prior year. Investment banking fees were $1.6 billion, up 20% from the prior year. Advisory fees were $576 million, down 3% from the prior year, reflecting decreased levels of activity. Debt underwriting fees were $499 million, up 7%. Equity underwriting fees were $518 million, up 94% from the prior year. Fixed Income Markets revenue was $815 million, up 19% from the prior year. The increase was driven by record results in rates and currencies, and strong performance in credit trading, emerging markets, and commodities, as well as gains of $343 million from the widening of the firm’s credit spread on certain structured liabilities. Largely offsetting these results were mortgage-related net markdowns of $2.6 billion, as well as $1.0 billion of net markdowns on leveraged lending funded and unfunded commitments. Equity Markets revenue was a record $1.7 billion, up by $1.1 billion from the prior year, driven by strong trading results and client revenue, as well as a gain of $429 million from the widening of the firm’s credit spread on certain structured liabilities. Credit Portfolio revenue was a loss of $23 million, down $415 million from the prior year, reflecting net markdowns due to wider counterparty credit spreads and fewer gains from loan workouts, largely offset by higher net interest income and increased revenue from risk management activities.
The provision for credit losses was $234 million, compared with $227 million in the prior year, reflecting a weakening credit environment. Net charge-offs were $13 million, compared with $67 million in the prior year. The allowance for loan losses to total loans retained was 3.85% for the current quarter, an increase from 1.80% in the prior year.
Average loans retained were $69.0 billion, an increase of $7.1 billion, or 11%, from the prior year, largely driven by growth in acquisition finance activity, including leveraged lending. Average fair value and held-for-sale loans were $17.6 billion, up $297 million, or 2%, from the prior year.
Noninterest expense was $3.8 billion, an increase of $1.4 billion, or 60%, from the prior year, largely driven by higher compensation expense and additional operating costs relating to the Bear Stearns merger.
Key Metrics and Business Updates:
(All comparisons to the prior-year quarter except as noted)
▪	Ranked #1 in Global Debt, Equity and Equity-related; #1 in Global Equity and Equity-related; #1 in Global Long-Term Debt; #1 in Global Syndicated Loans; and #3 in Global Announced M&A, based upon volume, for the year to date ended September 30, 2008, according to Thomson Reuters.

▪	Ranked #1 in Global Investment Banking Fees for the year to date ended September 30, 2008, according to Dealogic.

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▪	Return on Equity was 13% on $26.0 billion of average allocated capital.

▪	Increased allocated capital to $33.0 billion on September 30, 2008.
RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				2Q08		3Q07
($ millions)	3Q08	2Q08	3Q07	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$4,875	$5,015	$4,201	$(140)	(3)%	$674	16%
Provision for Credit Losses	1,678	1,332	680	346	26	998	147
Noninterest Expense	2,772	2,670	2,469	102	4	303	12

Net Income	$247	$606	$639	$(359)	(59)%	$(392)	(61)%

Discussion of Results:
Net income was $247 million, a decrease of $392 million, or 61%, reflecting a significant increase in the provision for credit losses in Regional Banking and higher noninterest expense in Mortgage Banking. These factors were offset partially by revenue growth in all businesses.
Net revenue was $4.9 billion, an increase of $674 million, or 16%, from the prior year. Net interest income was $3.1 billion, up $463 million, or 17%, due to higher loan and deposit balances and wider deposit spreads. Noninterest revenue was $1.7 billion, up $211 million, or 14%, as higher net mortgage servicing revenue and increased deposit-related fees were offset partially by declines in education loan sales.
The provision for credit losses was $1.7 billion, as housing price declines have continued to result in significant increases in estimated losses, particularly for high loan-to-value home equity and mortgage loans. Home equity net charge-offs were $663 million (2.78% net charge-off rate), compared with $150 million (0.65% net charge-off rate) in the prior year. Subprime mortgage net charge-offs were $273 million (7.65% net charge-off rate), compared with $40 million (1.62% net charge-off rate) in the prior year. Prime mortgage net charge-offs (including net charge-offs reflected in the Corporate segment) were $177 million (1.51% net charge-off rate), compared with $9 million (0.11% net charge-off rate) in the prior year. The current-quarter provision includes an increase in the allowance for loan losses of $450 million due to increases in estimated losses in the subprime and home equity mortgage portfolios. An additional $250 million increase in the allowance for loan losses for prime mortgage loans has been reflected in the Corporate segment.
Noninterest expense was $2.8 billion, an increase of $303 million, or 12%, from the prior year, reflecting higher mortgage reinsurance losses and increased servicing expense.
Regional Banking net income was $218 million, down $393 million, or 64%, from the prior year. Net revenue was $3.7 billion, up $363 million, or 11%, as the benefits of higher loan and deposit balances, wider deposit spreads and higher deposit-related fees were offset partially by declines in education loan sales. The provision for credit losses was $1.6 billion, compared with $574 million in the prior year. The provision reflected weakness in the home equity and mortgage portfolios (see Retail Financial Services discussion of the provision for credit losses for further detail). Noninterest expense was $1.8 billion, up $13 million, or 1%, from the prior year.

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Key Metrics and Business Updates:
(All comparisons to the prior-year quarter except as noted)
▪	Checking accounts totaled 11.7 million, up 1.0 million, or 10%.

▪	Average total deposits grew to $210.2 billion, up $4.9 billion, or 2%.
▪	Average home equity loans were $94.8 billion, up $3.0 billion, or 3%. Home equity originations were $2.6 billion, down $8.6 billion, or 77%.

▪	Average business banking loans were $16.4 billion and originations were $1.2 billion.

▪	Number of branches grew to 3,179, up 83.

▪	Branch sales of credit cards increased by 6%.

▪	Branch sales of investment products increased by 1%.

▪	Overhead ratio (excluding amortization of core deposit intangibles) decreased to 45% from 49%.
Mortgage Banking reported a net loss of $50 million, compared with a net loss of $48 million in the prior year. Net revenue was $666 million, up $260 million, or 64%. Net revenue comprises production revenue and net mortgage servicing revenue. Production revenue was $254 million, up $78 million, reflecting lower markdowns of $91 million on the mortgage warehouse and pipeline as compared with markdowns of $186 million in the prior year. The current-year result was also affected by an increase in reserves related to the offer to repurchase of previously-sold loans. Net mortgage servicing revenue – which includes loan servicing revenue, MSR risk management results and other changes in fair value – was $412 million, an increase of $182 million, or 79%, from the prior year. Loan servicing revenue was $695 million, an increase of $66 million on growth of 14% in third-party loans serviced. MSR risk management results were $107 million, compared with negative $22 million in the prior year. Other changes in fair value of the MSR asset were negative $390 million compared with negative $377 million in the prior year. Noninterest expense was $747 million, an increase of $262 million, or 54%. The increase reflected higher mortgage reinsurance losses and higher servicing costs due to increased delinquencies and defaults.
Key Metrics and Business Updates:
(All comparisons to the prior-year quarter except as noted)
▪	Mortgage loan originations were $37.7 billion, down 4% from the prior year and down 33% from the prior quarter.

▪	Total third-party mortgage loans serviced were $681.8 billion, an increase of $81.8 billion, or 14%.
Auto Finance net income was $79 million, an increase of $3 million, or 4%, from the prior year. Net revenue was $506 million, up $59 million, or 13%, driven by higher loan balances and increased automobile operating lease revenue. The provision for credit losses was $124 million, up $28 million, reflecting higher estimated losses. The net charge-off rate was 1.12%, compared with 0.97% in the prior year. Noninterest expense was $252 million, an increase of $28 million, or 13%, driven by increased depreciation expense on owned automobiles subject to operating leases.
Key Metrics and Business Updates:
(All comparisons to the prior-year quarter except as noted)
▪	Auto loan originations were $3.8 billion, down 27%, reflecting industry-wide weakness in auto sales.

▪	Average loans were $43.8 billion, up 10%.

J.P. Morgan Chase & Co.
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CARD SERVICES (CS)(a)

Results for CS				2Q08		3Q07
($ millions)	3Q08	2Q08	3Q07	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$3,887	$3,775	$3,867	$112	3%	$20	1%
Provision for Credit Losses	2,229	2,194	1,363	35	2	866	64
Noninterest Expense	1,194	1,185	1,262	9	1	(68)	(5)

Net Income	$292	$250	$786	$42	17%	$(494)	(63)%

(a)	Presented on a managed basis; see Note 1 (page 13) for further explanation of managed basis.
Discussion of Results:
Net income was $292 million, a decline of $494 million, or 63%, from the prior year. The decrease was driven by a higher provision for credit losses, partially offset by lower noninterest expense.
End-of-period managed loans were $159.3 billion, an increase of $10.3 billion, or 7%, from the prior year and $3.9 billion, or 3%, from the prior quarter. Average managed loans were $157.6 billion, an increase of $8.9 billion, or 6%, from the prior year and $4.7 billion, or 3%, from the prior quarter. The increase from the prior year in both end-of-period and average managed loans reflects organic portfolio growth.
Managed net revenue was $3.9 billion, an increase of $20 million, or 1%, from the prior year. Net interest income was $3.2 billion, up $133 million, or 4%, from the prior year, driven by higher average managed loan balances and wider loan spreads. These benefits were offset partially by the effect of higher revenue reversals associated with higher charge-offs. Noninterest revenue was $646 million, a decrease of $113 million, or 15%, from the prior year. Interchange income increased, benefiting from a 5% increase in charge volume, but was more than offset by increased rewards expense and higher volume-driven payments to partners (both of which are netted against interchange income), as well as a decrease in securitization income.
The managed provision for credit losses was $2.2 billion, an increase of $866 million, or 64%, from the prior year, due to a higher level of charge-offs and an increase of $250 million in the allowance for loan losses. The managed net charge-off rate for the quarter was 5.00%, up from 3.64% in the prior year and 4.98% in the prior quarter. The 30-day managed delinquency rate was 3.69%, up from 3.25% in the prior year and 3.46% in the prior quarter.
Noninterest expense was $1.2 billion, a decrease of $68 million, or 5%, from the prior year due to lower marketing expense.
Key Metrics and Business Updates:
(All comparisons to the prior-year quarter except as noted)
▪	Return on equity was 8%, down from 22%.

▪	Pretax income to average managed loans (ROO) was 1.17%, compared with 3.31% in the prior year and 1.04% in the prior quarter.

▪	Net interest income as a percentage of average managed loans was 8.18%, down from 8.29% in the prior year and up from 7.92% in the prior quarter.

▪	Net accounts of 3.6 million were opened during the quarter.

▪	Charge volume was $93.9 billion, an increase of $4.1 billion, or 5%, reflecting an increase of 5% in sales volume and a 2% increase in balance transfers.

▪	Merchant processing volume was $197.1 billion, an increase of $15.7 billion, or 9%, and total transactions were 5.7 billion, an increase of 713 million, or 14% (data represents 100% of Chase Paymentech Solutions joint venture).

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▪	The termination of Chase Paymentech Solutions, a global payments and merchant-acquiring joint venture between JPMorgan Chase & Co. and First Data Corporation, is expected to be completed in the fourth quarter. JPMorgan Chase & Co. will retain approximately 51% of the business under the Chase Paymentech name.
COMMERCIAL BANKING (CB)

Results for CB				2Q08		3Q07
($ millions)	3Q08	2Q08	3Q07	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,125	$1,106	$1,009	$19	2%	$116	11%
Provision for Credit Losses	126	47	112	79	168	14	13
Noninterest Expense	486	476	473	10	2	13	3

Net Income	$312	$355	$258	$(43)	(12)%	$54	21%

Discussion of Results:
Net income was $312 million, an increase of $54 million, or 21%, from the prior year, driven by record net revenue, partially offset by an increase in the provision for credit losses and higher noninterest expense.
Net revenue was $1.1 billion, an increase of $116 million, or 11%, from the prior year. Net interest income was $737 million, up $18 million, or 3%, driven by double-digit growth in loan and liability balances, predominantly offset by spread compression in the liability and loan portfolios. Noninterest revenue was $388 million, an increase of $98 million, or 34%, from the prior year, reflecting higher deposit-related fees, investment banking fees, and other income.
Middle Market Banking revenue was $729 million, an increase of $49 million, or 7%, from the prior year. Mid-Corporate Banking revenue was $236 million, an increase of $69 million, or 41%. Real Estate Banking revenue was $91 million, a decline of $17 million, or 16%.
The provision for credit losses was $126 million, an increase of $14 million, or 13%, compared with the prior year. The current-quarter provision reflects a weakening credit environment and growth in loan balances. The allowance for loan losses to total loans retained was 2.65% for the current quarter, in line with the prior year and up from 2.61% in the prior quarter. Nonperforming loans were $572 million, up $438 million from the prior year and up $86 million from the prior quarter, reflecting increases across all businesses and the effect of a weakening credit environment. Net charge-offs were $40 million (0.22% net charge-off rate), compared with $20 million (0.13% net charge-off rate) in the prior year and $49 million (0.28% net charge-off rate) in the prior quarter.
Noninterest expense was $486 million, an increase of $13 million, or 3%, from the prior year, due to higher performance-based compensation expense.
Key Metrics and Business Updates:
(All comparisons to the prior-year quarter except as noted)
▪	Overhead ratio was 43%, an improvement from 47%.

▪	Gross investment banking revenue (which is shared with the Investment Bank) was $252 million, an increase of $58 million, or 30%.

▪	Average loan balances were $72.3 billion, up $11.0 billion, or 18%, and up $1.2 billion, or 2%, from the prior quarter.

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▪	Average liability balances were $99.4 billion, up $11.3 billion, or 13%, and in line with the prior quarter.
TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				2Q08		3Q07
($ millions)	3Q08	2Q08	3Q07	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,953	$2,019	$1,748	$(66)	(3%)	$205	12%
Provision for Credit Losses	18	7	9	11	157	9	100
Noninterest Expense	1,339	1,317	1,134	22	2	205	18

Net Income	$406	$425	$360	$(19)	(4%)	$46	13%

Discussion of Results:
Net income was $406 million, an increase of $46 million, or 13%, from the prior year, driven by higher net revenue and the benefit of reduced deferred tax liabilities. This increase was predominantly offset by higher noninterest expense. Net income decreased by $19 million, or 4%, from the prior quarter, which benefited from seasonal activity in securities lending, depositary receipts, and foreign exchange volumes.
Net revenue was $2.0 billion, an increase of $205 million, or 12%, from the prior year. Worldwide Securities Services net revenue was $1.1 billion, an increase of $88 million, or 9%, from the prior year. The growth was driven by wider spreads on liability products and in securities lending and foreign exchange, combined with increased product usage by new and existing clients (largely in custody, fund services and alternative investment services). These benefits were offset partially by market depreciation. Treasury Services net revenue was a record $897 million, an increase of $117 million, or 15%, reflecting higher liability balances as well as volume growth in electronic funds transfer products and trade loans. TSS firmwide net revenue, which includes Treasury Services net revenue recorded in other lines of business, grew to $2.7 billion, an increase of $260 million, or 11%. Treasury Services firmwide net revenue grew to $1.6 billion, an increase of $172 million, or 12%.
Noninterest expense was $1.3 billion, an increase of $205 million, or 18%, from the prior year, reflecting higher expense related to business and volume growth as well as continued investment in new product platforms.
Key Metrics and Business Updates:
(All comparisons to the prior-year quarter except as noted)
▪	TSS pretax margin(2) was 29%, down from 33% in both the prior quarter and prior year.

▪	Average liability balances were $260.0 billion, up 10%.

▪	Assets under custody were $14.4 trillion, down 8%.

▪	Key new client relationships/services added in the third quarter:
–	Selected by Banco Santander Chile as successor depositary bank for its ADR program.

–	In the aftermath of Hurricanes Gustav and Ivan, Louisiana’s Department of Social Services used J.P. Morgan prepaid debit cards to deliver more than $195 million in emergency food stamp benefits to more than 565,000 households.

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ASSET MANAGEMENT (AM)

Results for AM				2Q08		3Q07
($ millions)	3Q08	2Q08	3Q07	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,961	$2,064	$2,205	$(103)	(5)%	$(244)	(11)%
Provision for Credit Losses	20	17	3	3	18	17	NM
Noninterest Expense	1,362	1,400	1,366	(38)	(3)	(4)	—

Net Income	$351	$395	$521	$(44)	(11)%	$(170)	(33)%

Discussion of Results:
Net income was $351 million, a decline of $170 million, or 33%, from the prior year, driven largely by lower net revenue.
Net revenue was $2.0 billion, a decrease of $244 million, or 11%, from the prior year. Noninterest revenue was $1.6 billion, a decline of $331 million, or 17%, due to lower performance fees and the effect of lower markets, including the impact of lower market valuations of seed capital investments; these effects were offset partially by the benefit of the Bear Stearns merger and increased revenue from net asset inflows. Net interest income was $380 million, up $87 million, or 30%, from the prior year, predominantly due to higher loan and deposit balances and wider deposit spreads.
Private Bank revenue was $631 million, relatively flat compared with the prior year, as increased loan and deposit balances and higher assets under management largely offset the effect of lower markets and lower performance fees. Institutional revenue declined 19% to $486 million due to lower performance fees, partially offset by growth in assets under management. Retail revenue decreased 38% to $399 million due to the effect of lower markets, including the impact of lower market valuations of seed capital investments and net equity outflows. Private Wealth Management revenue grew 4% to $352 million due to higher loan and deposit balances and growth in assets under management. Bear Stearns Brokerage contributed $93 million to revenue.
Assets under supervision were $1.6 trillion, an increase of $23 billion, or 1%, from the prior year. Assets under management were $1.2 trillion, down $10 billion, or 1%, from the prior year. The decrease was predominantly due to lower equity markets and equity product outflows, offset by liquidity product inflows across all segments and the addition of Bear Stearns assets under management. Custody, brokerage, administration and deposit balances were $409 billion, up $33 billion, driven by the addition of Bear Stearns Brokerage.
The provision for credit losses was $20 million, compared with $3 million in the prior year, reflecting an increase in loan balances and a lower level of recoveries.
Noninterest expense of $1.4 billion was flat compared with the prior year as the effect of the Bear Stearns merger and increased headcount were offset by lower performance-based compensation.
Key Metrics and Business Updates:
(All comparisons to the prior-year quarter except as noted)
▪	Pretax margin(2) was 30%, down from 38%.

▪	Assets under management were $1.2 trillion, down $10 billion, or 1%, included:
–	Growth of $156 billion, or 42%, in liquidity products;

–	Growth of $13 billion, or 11%, in alternative assets; and

–	The addition of $15 billion from the Bear Stearns merger.

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▪	Assets under management net inflows were $46 billion for the third quarter of 2008. Net inflows were $123 billion for the 12-month period ended September 30, 2008.

▪	Assets under management that ranked in the top two quartiles for investment performance were 77% over five years, 67% over three years and 49% over one year.

▪	Customer assets in 4 and 5 Star-rated funds were 39%.

▪	Average loans of $39.8 billion were up $8.8 billion, or 29%.

▪	Average deposits of $65.6 billion were up $5.7 billion, or 10%.
CORPORATE/PRIVATE EQUITY

Results for Corporate/Private				2Q08		3Q07
Equity ($ millions)	3Q08	2Q08	3Q07	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$(1,748)	$229	$1,001	$(1,977)	NM	$(2,749)	NM
Provision for Credit Losses	2,355	290	(31)	2,065	NM	2,386	NM
Noninterest Expense	168	395	245	(227)	(57)	(77)	(31)
Extraordinary Gain	581	—	—	581	NM	581	NM

Net Income/(Loss)	$(1,963)	$(422)	$513	$(1,541)	(365)%	$(2,476)	NM

Discussion of Results:
Net loss for Corporate/Private Equity was $2.0 billion, compared with net income of $513 million in the prior year.
Net loss included a charge of $1.2 billion (after-tax) to conform loan loss reserves and an extraordinary gain of $581 million (after-tax) related to the acquisition of Washington Mutual’s banking operations, which closed on September 25, 2008. Net loss also included $95 million (after-tax) of continuing Bear Stearns merger-related items.
Net loss for Private Equity was $164 million, compared with net income of $409 million in the prior year. Net revenue was negative $216 million, a decrease of $949 million, reflecting Private Equity losses of $206 million, compared with gains of $766 million in the prior year. Noninterest expense was $41 million, a decline of $54 million from the prior year, reflecting lower compensation expense.
Excluding the above merger-related items, the net loss for Corporate was $1.1 billion, compared with net income of $142 million in the prior year. Net revenue was negative $1.5 billion, compared with revenue of $268 million in the prior year. This decrease reflects a higher level of trading losses, including losses of $1.0 billion on preferred securities of Fannie Mae and Freddie Mac, a $375 million charge related to the offer to repurchase auction-rate securities, and the absence of a $115 million gain from the sale of MasterCard shares in the prior year. These losses were offset partially by securities gains of $440 million. Excluding the provision related to Washington Mutual, the current-quarter provision for credit losses of $378 million includes an increase in the allowance for loan losses of $250 million for prime mortgage (see Retail Financial Services’ discussion of the provision for loan losses for further detail). Noninterest expense was $127 million, a decrease of $23 million from the prior year, driven by lower litigation expense.

J.P. Morgan Chase & Co.
News Release
Key Metrics and Business Updates:
(All comparisons to the prior-year quarter except as noted)
▪	Private Equity portfolio totaled $7.5 billion, up from $6.6 billion in the prior year and down from $7.7 billion in the prior quarter. The portfolio represented 7.5% of total stockholders’ equity less goodwill, down from 8.8% in the prior year and 8.9% in the prior quarter.
JPMORGAN CHASE (JPM)(a)

Results for JPM(a)				2Q08		3Q07
($ millions)	3Q08	2Q08	3Q07	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$16,088	$19,678	$16,977	$(3,590)	(18)%	$(889)	(5)%
Provision for Credit Losses(b)	6,660	4,285	2,363	2,375	55	4,297	182
Noninterest Expense	11,137	12,177	9,327	(1,040)	(9)	1,810	19
Extraordinary Gain	581	—	—	581	NM	581	NM

Net Income	$527	$2,003	$3,373	$(1,476)	(74)%	$(2,846)	(84)%

(a)	Presented on a managed basis; see Note 1 (page 13) for further explanation of managed basis. Net revenue on a U.S. GAAP basis was $14,737 million, $18,399 million and $16,112 million for the third quarter of 2008, second quarter of 2008 and third quarter of 2007, respectively.

(b)	Provision for the third quarter of 2008 included a $1,976 million charge to conform Washington Mutual’s allowance for loan losses with JPMorgan Chase's accounting policy.
Discussion of Results:
Net income was $527 million, a decrease of $2.8 billion, or 84%, from the prior year. The decline in earnings was driven by a higher provision for credit losses and increased noninterest expense.
Managed net revenue was $16.1 billion, a decrease of $889 million, or 5%, from the prior year. Noninterest revenue was $5.2 billion, down $3.3 billion, or 39%, due to lower principal transactions revenue, which reflected mortgage-related net markdowns and net markdowns on leveraged lending funded and unfunded commitments. Net interest income was $10.9 billion, up $2.4 billion, or 29%, due to higher trading-related net interest income and higher loan and deposit balances.
The managed provision for credit losses was $6.7 billion, including the $2.0 billion charge to conform Washington Mutual’s loan loss allowance; however, this charge is excluded from the following analyses. The managed provision for credit losses was $4.7 billion, up $2.3 billion, or 98%, from the prior year. The total consumer-managed provision for credit losses was $4.3 billion, compared with $2.0 billion in the prior year, reflecting increases in the allowance for credit losses related to home equity, subprime and prime mortgage and credit card loans, as well as higher net charge-offs. Consumer-managed net charge-offs were $3.3 billion, compared with $1.7 billion in the prior year, resulting in managed net charge-off rates of 3.40% and 1.96%, respectively. The wholesale provision for credit losses was $398 million, compared with $351 million in the prior year, due to an increase in the allowance for credit losses reflecting the effect of a weakening credit environment and loan growth. Wholesale net charge-offs were $52 million, compared with net charge-offs of $82 million, resulting in net charge-off rates of 0.10% and 0.19%, respectively. The firm had total nonperforming assets of $15.9 billion at September 30, 2008, up from the prior-year level of $3.0 billion. The amount at September 30, 2008 included $8.1 billion of nonperforming assets from the acquisition of Washington Mutual’s banking operations.
Noninterest expense was $11.1 billion, up $1.8 billion, or 19%, from the prior year. The increase was driven by higher compensation expense and additional operating costs relating to the Bear Stearns merger.

J.P. Morgan Chase & Co.
News Release
Key Metrics and Business Updates:
(All comparisons to the prior-year quarter except as noted)
▪	Tier 1 capital ratio was 8.9% at September 30, 2008 (estimated), 9.2% at June 30, 2008, and 8.4% at September 30, 2007.

▪	Headcount was 228,452, which includes 41,785 from the acquisition of Washington Mutual’s banking operations. The remaining 186,667, which includes the effect of the Bear Stearns merger, reflects an increase of 6,820 from September 30, 2007.

J.P. Morgan Chase & Co.
News Release
Notes:
1. In addition to analyzing the firm’s results on a reported basis, management analyzes the firm’s results and the results of the lines of business on a managed basis, which is a non-GAAP financial measure. The firm’s definition of managed basis starts with the reported U.S. GAAP results and includes the following adjustments: First, for Card Services and the firm, managed basis excludes the impact of credit card securitizations on total net revenue, the provision for credit losses, net charge-offs and loan receivables. The presentation of Card Services results on a managed basis assumes that credit card loans that have been securitized and sold in accordance with SFAS 140 still remain on the balance sheet and that the earnings on the securitized loans are classified in the same manner as the earnings on retained loans recorded on the balance sheet. JPMorgan Chase uses the concept of managed basis to evaluate the credit performance and overall financial performance of the entire managed credit card portfolio. Operations are funded and decisions are made about allocating resources, such as employees and capital, based upon managed financial information. In addition, the same underwriting standards and ongoing risk monitoring are used for both loans on the balance sheet and securitized loans. Although securitizations result in the sale of credit card receivables to a trust, JPMorgan Chase retains the ongoing customer relationships, as the customers may continue to use their credit cards; accordingly, the customer’s credit performance will affect both the securitized loans and the loans retained on the balance sheet. JPMorgan Chase believes managed-basis information is useful to investors, enabling them to understand both the credit risks associated with the loans reported on the balance sheet and the firm’s retained interests in securitized loans. Second, managed revenue (noninterest revenue and net interest income) for each of the segments and the firm is presented on a tax-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This methodology allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense. See page 6 of JPMorgan Chase’s Earnings Release Financial Supplement (third quarter of 2008) for a reconciliation of JPMorgan Chase’s income statement from a reported basis to a managed basis.
2. Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of competitors.

J.P. Morgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.3 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan, Chase, and WaMu brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.
JPMorgan Chase will host a conference call today at 9:00 a.m. (Eastern Time) to review third-quarter financial results. The general public can call the following dial-in numbers or listen via live audio webcast:

Toll Free (U.S. and Canada)	International	Access Code
1-800-701-9724	1-719-955-1577	463578
1-800-214-0694	1-719-955-1425	714140
1-888-732-6202	1-719-955-1017	343160
The live audio webcast and presentation slides will be available on www.jpmorganchase.com under Investor Relations, Investor Presentations. A replay of the conference call will be available beginning at approximately 12:00 p.m. on Wednesday, October 15, through midnight, Wednesday, October 29, by telephone at (888) 203-1112 (U.S. and Canada), access code: 2034261 or (719) 457-0820 (International). The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available on the JPMorgan Chase Internet site: www.jpmorganchase.com.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase’s Current Report on Form 8-K dated September 26, 2008, its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and March 31, 2008, and its Annual Report on Form 10-K for the year ended December 31, 2007, each of which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase’s website (www.jpmorganchase.com), and on the Securities and Exchange Commission’s website. JPMorgan Chase does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS					YEAR-TO-DATE
				3Q08 Change				2008 Change
	3Q08	2Q08	3Q07	2Q08	3Q07	2008	2007	2007
SELECTED INCOME STATEMENT DATA
Total net revenue	$14,737	$18,399	$16,112	(20)%	(9)%	$50,026	$53,988	(7)%
Provision for credit losses	3,811	3,455	1,785	10	114	11,690	4,322	170
Provision for credit losses — accounting conformity (a)	1,976	—	—	NM	NM	1,976	—	NM
Total noninterest expense	11,137	12,177	9,327	(9)	19	32,245	30,983	4

Income (loss) before extraordinary gain	(54)	2,003	3,373	NM	NM	4,322	12,394	(65)
Extraordinary gain (b)	581	—	—	NM	NM	581	—	NM
Net income	527	2,003	3,373	(74)	(84)	4,903	12,394	(60)

PER COMMON SHARE:
Basic Earnings
Income (loss) before extraordinary gain	(0.06)	0.56	1.00	NM	NM	1.19	3.63	(67)
Net income	0.11	0.56	1.00	(80)	(89)	1.36	3.63	(63)

Diluted Earnings
Income (loss) before extraordinary gain	(0.06)	0.54	0.97	NM	NM	1.15	3.52	(67)
Net income	0.11	0.54	0.97	(80)	(89)	1.32	3.52	(63)

Cash dividends declared	0.38	0.38	0.38	—	—	1.14	1.10	4
Book value	36.95	37.02	35.72	—	3	36.95	35.72	3
Closing share price	46.70	34.31	45.82	36	2	46.70	45.82	2
Market capitalization	174,048	117,881	153,901	48	13	174,048	153,901	13

COMMON SHARES OUTSTANDING:
Weighted-average diluted shares outstanding	3,444.6 (g)	3,531.0	3,477.7	(2)	(1)	3,525.3	3,519.6	—
Common shares outstanding at period-end (c)	3,726.9	3,435.7	3,358.8	8	11	3,726.9	3,358.8	11

FINANCIAL RATIOS: (d)
Income (loss) before extraordinary gain:
Return on common equity (“ROE”)	(1)%	6%	11%			4%	14%
Return on equity-goodwill (“ROE-GW”) (e)	(1)	10	18			7	23
Return on assets (“ROA”)	(0.01)	0.48	0.91			0.35	1.16
Net income:
ROE	1	6	11			5	14
ROE-GW (e)	2	10	18			8	23
ROA	0.12	0.48	0.91			0.39	1.16

CAPITAL RATIOS:
Tier 1 capital ratio	8.9 (h)	9.2	8.4
Total capital ratio	12.7 (h)	13.4	12.5

SELECTED BALANCE SHEET DATA (Period-end)
Total assets	$2,251,469	$1,775,670	$1,479,575	27	52	$2,251,469	$1,479,575	52
Wholesale loans	288,445	229,359	197,728	26	46	288,445	197,728	46
Consumer loans	472,936	308,670	288,592	53	64	472,936	288,592	64
Deposits	969,783	722,905	678,091	34	43	969,783	678,091	43
Common stockholders’ equity	137,691	127,176	119,978	8	15	137,691	119,978	15

Headcount	228,452 (i)	195,594	179,847	17	27	228,452 (i)	179,847	27

LINE OF BUSINESS NET INCOME
Investment Bank	$882	$394	$296	124	198	$1,189	$3,015	(61)
Retail Financial Services	247	606	639	(59)	(61)	626	2,283	(73)
Card Services	292	250	786	17	(63)	1,151	2,310	(50)
Commercial Banking	312	355	258	(12)	21	959	846	13
Treasury & Securities Services	406	425	360	(4)	13	1,234	975	27
Asset Management	351	395	521	(11)	(33)	1,102	1,439	(23)
Corporate/Private Equity (f)	(1,963)	(422)	513	(365)	NM	(1,358)	1,526	NM

Net income	$527	$2,003	$3,373	(74)	(84)	$4,903	$12,394	(60)

(a)	Effective September 25, 2008, JPMorgan Chase acquired the banking operations of Washington Mutual, Inc. (“Washington Mutual”) from the Federal Deposit Insurance Corporation (“FDIC”). The third quarter of 2008 included an accounting conformity loan loss reserve provision related to this transaction.

(b)	JPMorgan Chase acquired the banking operations of Washington Mutual for $1.9 billion. The fair value of Washington Mutual net assets acquired exceeded the purchase price which resulted in negative goodwill. In accordance with SFAS 141, nonfinancial assets that are not held for sale were written down against that negative goodwill. The negative goodwill that remained after writing down nonfinancial assets was recognized as an extraordinary gain.

(c)	On September 30, 2008, the Firm issued $11.5 billion, or 284 million shares, of its common stock at $40.50 per share.

(d)	Ratios are based upon annualized amounts.

(e)	Net income applicable to common stock divided by total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm also utilizes this measure to facilitate comparisons to competitors.

(f)	The third quarter of 2008 included an accounting conformity loan loss reserve provision and an extraordinary gain related to the Washington Mutual transaction, as well as losses on preferred equity interests in Federal National Mortgage Association (“FNMA”), and Federal Home Loan Mortgage Corporation (“Freddie Mac”). Prior periods included the after-tax impact of material litigation actions, tax audit benefits, equity earnings related to Bear Stearns and merger costs.

(g)	Common equivalent shares have been excluded from the computation of diluted earnings per share for the third quarter of 2008, as the effect would be antidilutive.

(h)	Estimated.

(i)	Includes headcount related to the acquisition of Washington Mutual banking operations of 41,785.